EXHIBIT 10.3

2017 Performance-Based Restricted Stock Unit Award Agreement
NCR Corporation 2013 Stock Incentive Plan
You have been awarded a number of performance-based restricted stock units (the “Stock Units”) under the NCR Corporation 2013 Stock Incentive Plan, as amended from time to time (the “Plan”), which number is described on the performance-based restricted stock unit information page on the website (www.netbenefits.fidelity.com) of the third‑party Plan administrator (the “TPA”) for NCR Corporation (referred to herein as “NCR” or the “Company”), effective as of the date of grant of this award (the “Grant Date”), subject to the terms and conditions of this 2017 Performance-Based Restricted Stock Unit Award Agreement (this “Agreement”), including the non-competition, non-solicitation and non-recruit/hire post-employment restrictive covenants set forth in Section 10, and the Plan. Capitalized terms used but not defined herein are defined in the Plan.
1.Grant of Stock Units. Subject to potential adjustment set forth in Section 2 and further subject to the other terms and conditions of this Agreement, 100% of the Stock Units will become vested and nonforfeitable forty two (42) months after the Grant Date (the “Vesting Date”) provided that (i) the Compensation and Human Resource Committee of the NCR Board of Directors (the “Committee”) has certified that NCR has achieved the level of Return on Capital (as defined below) for the period from January 1, 2017 through December 31, 2019 (the “Performance Period”), and (ii) you are continuously employed by NCR or, if different, an Affiliate or Subsidiary of NCR (the “Employer”) through and until the Vesting Date. In all cases, the Committee shall certify whether NCR has achieved the predetermined level of Return on Capital, and certain other discretionary performance vesting measures (as outlined in Section 2 below), within ninety (90) days following the end of the Performance Period. The Stock Units are referred to in this Agreement as “Vested” at the time they become vested and non-forfeitable pursuant to this Section or Section 2 or Section 4 below.
2.    Performance Vesting. The number of Stock Units awarded to you (the “Target Award Number”) may be adjusted upward or downward depending on whether NCR’s Non-GAAP Diluted Earnings Per Share (independently weighted 60%) and Software-Related Margin Dollars (independently weighted 40%) for all or a portion of the Performance Period (“NCR Performance”) is greater or less than the targets for these performance measures (the “Performance Targets”) during each of the three (3) calendar years that make up the Performance Period (respectively, “Year One,” “Year Two,” and “Year Three”). You may receive from 0% up to 150% of the Target Award Number based on NCR Performance. The number of Stock Units that you will receive under this Agreement, after giving effect to such adjustment, is referred to as the “Final Award Number.” The Final Award Number represents the right to receive a number of Stock Units equal to the Final Award Number, subject to the vesting requirements and distribution provisions of this Agreement and the terms of the Plan. Your Final Award Number shall be calculated as described in the following Performance Vesting Scenario chart.

Performance Vesting Scenarios and Determination of Final Award Number

Scenario	Year One NCR Performance	Year Two & Year Three NCR Performance	Final Award Number
Scenario 1	Greater than Year One Performance Target	Both Year Two and Year Three NCR Performance Greater than or equal to Year One Performance Target
Target Award Number multiplied by a percentage from 100% to 150%, where 100% applies where Year One NCR Performance equals Performance Target, 150% applies where Year One NCR Performance meets or exceeds Maximum, and all other percentages from 100% to 150% are determined through interpolation of the Year One NCR Performance between Performance Target and Maximum.

Scenario 2	Greater than Year One Performance Target	Either Year Two or Year Three NCR Performance Less than Year One Performance Target	100% of Target Award Number.
Scenario 3	Equal to or less than Year One Performance Target and greater than Year One Threshold	Not Applicable
Target Award Number multiplied by a percentage from 25% to 100%, where 25% applies where Year One NCR Performance equals Threshold, 100% applies where Year One NCR Performance equals Performance Target, and all other percentages from 25% to 100% are determined through interpolation of the Year One NCR Performance between Threshold and Performance Target.

Scenario 4	Less than Year One Threshold	Not Applicable	0% of Target Award Number.

Notwithstanding the foregoing, the Committee reserves the right to reduce the Final Award Number based on the achievement of Non-GAAP Diluted Earnings Per Share and Software-Related Margin Dollars during the Performance Period, and as a result, may reduce the number of Stock Units that will vest based on such achievement and such other factors as the Committee in its sole and absolute discretion determines to be appropriate and/or advisable.
For purposes of this Agreement, Non-GAAP Diluted Earnings Per Share, Software-Related Margin Dollars and Return on Capital shall have the meanings approved by the Committee. “Threshold,” “Target” and “Maximum” shall mean the respective levels of performance determined by the Committee, which levels will be summarized on the applicable performance-based restricted stock unit information page on the website of the TPA for NCR (and updated from time to time). All information summarized or otherwise shown on the website of the TPA shall be subject to the determinations of the Committee, the Plan and this Agreement.

3.    Settlement of Stock Units. Except as may be otherwise provided in Section 4 or 5 below, Section 14.12 of the Plan or pursuant to an election under Section 14.11 of the Plan, Vested Stock Units will be paid to you as soon as reasonably practicable after the earlier of (i) your Vesting Date, (ii) your Termination of Employment if such Termination of Employment results in vesting pursuant to Section 4 below due to your death or Disability (but in no event later than March 15 of the year following the year in which such Vesting Date or Termination of Employment occurs); provided that such payment shall be made promptly after any vesting immediately prior to or following a Change in Control. Such Vested Stock Units will be paid to you in shares of Common Stock (such that one Stock Unit equals one share of Common Stock) or, in NCR’s sole discretion in an amount of cash equal to the Fair Market Value of such number of shares of Common Stock on date that immediately precedes the Vesting Date (or such earlier date upon which the Stock Units have become Vested pursuant to Section 4 of this Agreement), or a combination thereof (the date of such payment shall be referred to herein as the “Settlement Date”).
4.    Certain Events Resulting in Accelerated Vesting Date. The Plan provides for what happens in connection with certain events resulting in accelerated vesting of the Award. The following charts describe the more common events. Except as otherwise provided below, in the event of your Termination of Employment prior to the Vesting Date for any reason, all unvested Stock Units will automatically terminate and be forfeited and no shares or cash will be issued or paid (as the case may be).
Termination Provisions

Termination Event	Treatment of Stock Units
Death or Disability
Prorated Vesting—The pro rata portion of the Stock Units that will become Vested pursuant to this Section 4 will be determined by multiplying the Target Award Number by a fraction, the numerator of which is the number of days that you completed as an employee of the Company or an Employer after the Grant Date and before the Vesting Date, and the denominator of which is the number of days from the Grant Date to the date that is forty-two (42) months after the Grant Date (the “Pro-rata Fraction”). Any portion of the unvested Stock Units that do not vest in accordance with the foregoing will terminate and be forfeited.

Involuntary Termination (other than for Cause) or Retirement
Prorated Vesting—A pro rata portion of the Stock Units will become Vested on the Vesting Date upon your Involuntary Termination (other than for Cause) or Retirement. The pro rata portion will be determined by calculating the total number of shares you would have received (as determined under Section 2) as if your NCR employment had not terminated prior to your Vesting Date and multiplying that number by the Pro-rata Fraction. Any portion of the unvested Stock Units that do not vest in accordance with the foregoing will terminate and be forfeited.

Voluntary Resignation	Forfeited—Unvested Stock Units will be forfeited.
Termination for Cause	Forfeited—Unvested Stock Units will be forfeited.

For purposes of this Agreement, “Disability” means Termination of Employment as a result of a disability for which you qualify for benefits under the NCR Long-Term Disability Plan or another long-term disability plan sponsored by NCR, its Subsidiaries or Affiliates. “Retirement” means your Termination of Employment when you are age 62 or older with at least 10 years of continuous service with the Company and its Subsidiaries and Affiliates for the period ending on the date of your Termination of Employment (but excluding service with any entity whose stock or assets were acquired by the Company for the period prior to such acquisition). “Involuntary Termination” means Termination of Employment by the Company or the Employer for any reason other than for Cause (as defined in the Plan and, for the avoidance of doubt, not including any termination due to your Disability), excluding termination by the Company or the Employer during the 24 months following a Change in Control.
Change in Control Provisions

Change in Control Event	Treatment of Stock Units
Change in Control occurring prior to the end of Year One
The Target Award Number of Stock Units shall become Vested on the Vesting Date (without regard to performance and with no proration), subject to your continued employment through and until the Vesting Date (and subject to the special vesting rules immediately below).

Change in Control occurring on or after the end of Year One but before the end of the Performance Period
The Stock Units shall become Vested on the Vesting Date (with no proration, and subject to the special vesting rules immediately below) based on NCR Performance for Year One (as if NCR Performance for Years Two and Three are greater than NCR Performance for Year One) as determined under Scenario 1 of Section 2.

Change in Control occurring on or after the end of the Performance Period but prior to Vesting Date	The Stock Units shall Vest on the Vesting Date (with no proration, and subject to the special vesting rules immediately below) as determined under Section 2.

Notwithstanding any other provision of this Agreement to the contrary other than Sections 6, 10, 13 and 25:
(i)    where the Stock Units are assumed, converted or replaced by the continuing entity or successor, if, during the twenty four (24) months following the Change in Control, you incur a Termination of Employment by NCR, the Employer or the continuing entity or successor other than for Cause (as defined in the NCR Change in Control Severance Plan, to the extent you are a Participant in the NCR Change in Control Severance Plan at the time of such Termination of Employment; otherwise, as defined in the Plan and, for the avoidance of doubt, not including any termination due to your Disability) or, if you are a Participant in the NCR Change in Control Severance Plan, an NCR policy or a similar arrangement or individual agreement that defines “Good Reason” in the context of a resignation following a Change in Control and you terminate your employment for Good Reason as so defined, to the extent not then Vested, the Stock Units shall become Vested immediately upon your Termination of Employment in the amounts determined as set forth in the chart above; and
(ii)    in the event a Change in Control occurs prior to the Vesting Date and the Stock Units are not assumed, converted or replaced by the continuing entity or successor, the Stock Units shall become Vested immediately prior to the Change in Control in the amounts determined as set forth in the chart above.
5.    Compliance with Section 409A of the Code. The intent of the parties is that payments under this Agreement comply with Section 409A of the Code or are exempt there from, and this Agreement shall be interpreted, administered and governed in accordance with such intent.
6.    Confidentiality. You agree that the terms of this Agreement are to remain confidential and you will not disclose the terms of this Agreement to anyone other than your spouse, domestic partner, tax advisor, or attorney, or as required by law. You agree that you will require that persons to whom disclosure is made as permitted by this paragraph will keep any such information confidential and will not disclose it to others. Notwithstanding this confidentiality provision, you may disclose to any prospective employer the fact that you are subject to obligations of non-disclosure, non-competition, non-solicitation, and non-recruit/hire and may provide those sections of this Agreement to such prospective employer. A disclosure by you of this Agreement required pursuant to any person, court or non-governmental proceeding will not constitute a breach of this Agreement if, to the extent permitted under the circumstances, you: (a) have first provided notice to NCR and its General Counsel, at law.notices@ncr.com, and provided an opportunity to NCR to protect such information by protective order or other means; and (b) you disclose only that portion of this Agreement that you are legally required to disclose. [FOR US EMPLOYEES ONLY:] However, upon request by a U.S. government agency, such as the Securities and Exchange Commission (“SEC”) or the Department of Justice (“DOJ”) in connection with a government investigation, you may provide a copy of this Agreement to the agency without first providing notice to NCR.
7.    Adjustments Based on Certain Changes in the Common Stock. In the event of any stock split, reverse stock split, stock dividend, recapitalization or similar change affecting the Common Stock, the Award shall be equitably adjusted in accordance with Section 3.04 of the Plan.
8.    Nontransferability. At all times before the Vesting Date, the Stock Units, to the extent not fully Vested, may not be sold, transferred, pledged, assigned or otherwise alienated, except by beneficiary designation, by will or by the laws of descent and distribution upon your death. As soon as practicable after the Vesting Date (or such other date as Stock Units become payable in accordance with Section 4), if Stock Units are to be paid in the form of shares of Common Stock, NCR will instruct its transfer agent and/or its TPA to record on your account the number of such shares underlying the number of Stock Units, and such shares will be freely transferable.
9.    Dividends. Any cash dividends declared before the date the Stock Units become Vested on the shares underlying unvested Stock Units shall not be paid currently, but shall be converted into additional unvested Stock Units, and any cash dividends declared after the Stock Units become Vested but before the applicable Settlement Date on the shares underlying Vested

Stock Units shall not be paid currently, but shall be converted into additional Vested Stock Units and settled pursuant to Section 3 at the same time as the underlying Vested Stock Units. Any Stock Units resulting from such conversion (the “Dividend Units”) will be considered Stock Units for purposes of this Agreement and will be subject to all of the terms, conditions and restrictions set forth herein that apply to the underlying Stock Units that generated the Dividend Units. As of each date that NCR would otherwise pay the declared dividend on the shares underlying the Stock Units (the “Dividend Payment Date”) in the absence of the reinvestment requirements of this Section, the number of Dividend Units will be determined by dividing the amount of dividends otherwise attributable to the Stock Units but not paid on the Dividend Payment Date by the Fair Market Value of NCR’s Common Stock on the Dividend Payment Date.
10.    Non-Competition, Non-Solicitation and Non-Recruit/Hire.
(a)Pursuant to your employment with NCR (“the Company”), you have or will have access to, and knowledge of, certain confidential information (including, without limitation, trade secrets and information about the Company’s business, operations, customers, employees, and industry relationships) not known to, or readily ascertainable by, the public or NCR’s competitors and that gives the Company a competitive advantage (“Confidential Information”). You acknowledge that any unauthorized use (including use for your own benefit or to the benefit of others), transfer, or disclosure by you of NCR’s Confidential Information can place NCR at a competitive disadvantage and cause damage, financial and otherwise, to its business. You further acknowledge that, because of the knowledge of and access to the Confidential Information of the Company that you have acquired or will have acquired during your employment, you will be in a position to compete unfairly with the Company following the termination of your employment.
(b)Post-Employment Restrictive Covenants. Therefore, for the purpose of protecting NCR’s business interests, including the Confidential Information, goodwill and stable trained workforce of the Company, and in exchange for the benefits and consideration provided to you under this Agreement (including, without limitation, the potential future vesting of Stock Units), you agree that, for a 12-month period after the termination of your NCR employment (or if applicable law mandates a maximum time that is shorter than 12 months, then for a period of time equal to that shorter maximum period) (the “Restricted Period”), regardless of the reason for termination, you will not, without the prior written consent of the Chief Executive Officer of NCR:
(1).    Non-Recruit/Hire - Directly or indirectly (including without limitation assisting third parties) recruit, hire or solicit, or attempt to recruit, hire or solicit any employee of NCR, induce or attempt to induce any employee of NCR to terminate his or her employment with NCR, or refer any such employee to anyone outside of the Company for the purpose of that NCR’s employee’s seeking, obtaining, or entering into an employment relationship or in the agreement to provide services;
(2).    Non-Solicitation - Directly or indirectly (including without limitation assisting others), solicit or attempt to solicit the business of any NCR customers or prospective customers with which you had Material Contact (as defined in Section 10(c)(i) below) during the last 2 years of your NCR employment for purposes of providing products or services that are competitive with those provided by NCR;

(3).    Non-Competition - Perform services, directly or indirectly, in any capacity (including, without limitation, as an employee, consultant, contractor, owner or member of a board of directors):

(i)	Of the type conducted, authorized, offered, or provided by you on behalf of NCR during the 2 years prior to termination of your NCR employment;

(ii)
In connection with NCR Competing Products/Services (as defined in Section 10(c)(ii)) that are similar to or serve substantially the same functions as those with respect to which you worked during the 2 years prior to termination of your NCR employment or about which you obtained trade secret or other Confidential Information;

(iii)
Within the geographic territories (including countries and regions, if applicable, or types, classes or tiers of customers if no geographic territory was assigned to you) where or for which you performed, were assigned, or had responsibilities for such services during the 2 years preceding your termination;

(iv)	On behalf of a Competing Organization (as defined in Section 10(c)(iii)).
(c)    For purposes of Section 10 of this Agreement, the following definitions shall apply:
(i)    “Material Contact” means the contact between you and each customer or prospective customer (a) with which you dealt on behalf of NCR, (b) whose dealings with NCR were coordinated or supervised by you, (c) about whom you obtained confidential information in the ordinary course of business as a result of your association with NCR, or (d) who receives products or services authorized by NCR, the sale or provision of which results, resulted or, with regard to prospective customers, would have resulted in compensation, commissions, or earnings for you within the 2 years prior to the date of your termination;
(ii)    “Competing Products/Services” are any products, services, solutions, platforms, or activities that compete, directly or indirectly, in whole or in part, with one or more of the products, services or activities produced, provided or engaged in by NCR (including, without limitation, products, services or activities in the planning or development stage during your NCR employment) at the time of your separation from NCR and during the 2 years prior to termination of your NCR employment; and
(iii)    A “Competing Organization” is any person, business or organization that sells, researches, develops, manufactures, markets, consults with respect to, distributes and/or provides referrals with regard to one or more Competing Products/Services.
(iv)    The NCR “Competing Organization List,” which the Company updates from time to time, provides examples of companies that, as of the date of the List’s publication, meet the definition of Competing Organization under Section 10(c)(iii) above. However, the Competing Organization List is not comprehensive and, in the event of a conflict between Section 10(c)(iii) and the Competing Organization List, Section 10(c)(iii) controls. The most recent version of the Competing Organization List in effect at the time of the termination of your NCR employment, which is available on the NCR HR intranet, or from the NCR Law Department or HR upon request, is the version to consult for relevant examples of Competing Organizations for purposes of this Agreement. As of the Grant Date, the companies listed on Schedule A to this Agreement (and the subsidiaries of each) constitute the Company’s Competing Organization List for 2017.
(v)    All references to “NCR employment” in this Section 10 refer to your employment by NCR (or, if different, to an affiliate or subsidiary of NCR) and shall also be deemed to include your employment, if any, by any company the stock or substantially all the assets of which NCR has acquired. As a non-limiting example, a reference to the “2 years prior to the termination of your NCR employment” may include both time as an NCR employee and time as a Retalix Ltd or Digital Insight employment.
(d)    Consideration. You acknowledge that (a) you would not have received the benefits and consideration provided under this Agreement, including the potential future vesting of equity awards, but for your consent to abide by the Post-Employment Restricted Covenants contained in Section 10(b); (b) you must abide Section 10(b) regardless of whether any stock units or other equity has vested or been distributed as of the time of any violation of its terms; and (c) your agreement to Section 10(b) is a material component of the consideration for this Agreement.
(e)    Remedies. You agree that, if you breach any of the provisions of this Agreement: (i) NCR shall be entitled to all of its remedies at law or in equity, including but not limited to money damages and injunctive relief; (ii) in the event of such breach, in addition to NCR’s other remedies, any unvested Stock Units will be immediately forfeited and deemed canceled, and you agree to pay immediately to NCR the Fair Market Value of any Stock Units that vested during the 18 months prior to the date of your termination of employment (or if applicable law mandates a maximum time that is shorter than 18 months, then for a period of time equal to the shorter maximum period), without regard to whether you continue to own the shares associated with such Stock Units; and (iii) NCR shall also be entitled to an accounting and repayment from you of all profits, compensation, commissions, remuneration or benefits that you (and/or the applicable Competing Organization) directly or indirectly have realized or may realize as a result of or in connection with any breach of these covenants, and such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which NCR may be entitled at law or in equity. For U.S. employees, pursuant to the Defense of Trade Secrets Act, NCR may also recover punitive damages and attorneys’ fees, and may also seek and be awarded ex parte seizure of property necessary to prevent the unauthorized use, transfer and disclosure of trade secrets.
(f)    Subsequent Employment. You agree that, while employed by NCR and for 1 year thereafter, you will communicate the contents of this Agreement to any person, firm, association, partnership, corporation or other entity which you intend to become employed by, contract for, associated with or represent, prior to accepting and engaging in such employment, contract, association and/or representation.
(g)    Tolling. [FOR US EMPLOYEES ONLY:] You agree that the Restricted Period shall be tolled and suspended during and for the pendency of any violation of its terms and for the pendency of any legal proceedings to enforce any of the covenants set forth in this Section 10 and that all time that is part of or subject to such tolling and suspension shall not be counted toward the 12-month duration of the Restricted Period.
(h)    Reasonable and Necessary. You agree that the Post-Employment Restrictive Covenants set forth in Section 10(b) are reasonable and necessary for the protection of NCR’s legitimate business interests, that they do not impose a greater restraint than is necessary to protect the goodwill or other business interests of NCR, that they contain reasonable limitations as to time and scope of activity to be restrained, that they do not unduly restrict your ability to earn a living, and that they are not unduly burdensome to you.
(i)    Severability. Each clause of this Agreement and Section constitutes an entirely separate and independent restriction and the duration, extent and application of each of the restrictions are no greater than is necessary for the protection of NCR’s interests. If any part or clause of this Section 10 is held unenforceable, it shall be severed and shall not affect any other part of Section 10 and this Agreement.
(j)    Amendment for California Employees Only. Section 10(b)’s Non-Competition, Non-Solicitation, and Non-Recruit/Hire restrictions do not apply to you if, following the termination of your NCR employment, you continue to reside or work in California. Notwithstanding the foregoing, you are and shall continue to be prohibited from any unauthorized use, transfer, or disclosure of the Company’s Confidential Information, including trade secrets, pursuant to the California Trade Secrets Act, the U.S. Defend Trade Secrets Act of 2016, your confidentiality and non-disclosure agreements with NCR, and any other applicable federal, state and common law protections afforded proprietary business and trade secret information.
(k)    Non-U.S. Country-Specific Amendments. The restrictions contained in Section 10(b)(2) and/or (3) do not apply to you if, following the termination of your NCR employment, you continue to reside or work in a country that mandates, as a non-waiveable condition, continued pay during the Restricted Period, unless NCR advises you it will tender such pay, which shall be in the minimum amount required by local law. Section 10(b)(2) and/or (3) do not apply to you if you are terminated without cause (as this term or concept is defined by applicable law) and you reside in a country that requires termination for cause in order to enforce post-employment non-competition and/or non-solicitation restrictions. [FOR EMPLOYEES IN ARGENTINA, BELGIUM, CHINA, CZECH REPUBLIC, ISRAEL, SERBIA ONLY:] The restrictions set forth in Section 10(b)(2) and/or (3), as the case may be, shall have the additional consideration of a monthly payment from NCR during the term of the Agreement in such amount as is minimally required by law (“Non-Competition Compensation”); however, NCR may at any time, and it its sole discretion, waive the obligations and duties set forth in Section 10(b)(2) and/or (3), which shall release NCR from the obligation of making Non-Competition Compensation payments. Subject to the foregoing and local law, Non-Competition Compensation, if calculated based on monthly salary, will exclude any bonus, commissions, ex gratia payments, payments under any share option or incentive plan, benefits, “thirteenth-month” salary, or any payment in respect of any vacation entitlement accrued or that would have accrued during the period of the Agreement, and the payment of Non-Competition Compensation shall be made in monthly installments starting 1-month after the start of the Restricted Period (or, if applicable law mandates a maximum time that is shorter than 1 month, then for a period of time equal to that shorter maximum period) (“Payment Period”). If NCR does not commence the Non-Competition Compensation payments within the Payment Period, this shall affect a mutual release of Section 10(b)(2) and (3) obligations and no separate waiver need be provided by NCR. In such circumstances, you will not be subject to any ongoing non-competition or non-solicitation obligations, nor will NCR have any obligation to pay the Non-Competition Compensation; however, this release does not extend to the obligations under Section 10(b)(1), which will continue to apply. [FOR EMPLOYEES IN DENMARK, FRANCE, GERMANY ONLY:] Section 10(b)(2) and (3) of this Section do not apply to you if, following the termination of your NCR employment, you continue to reside or work in Denmark, France, or Germany; however, Section 10(b)(1) shall continue to apply. [FOR EMPLOYEES IN UAE ONLY:] In the event that you breach the Section 10(b)(3) Non-Competition restrictive covenant, you acknowledge that NCR will suffer irreparable damage, and you promise to pay NCR on demand damages in a sum equal to the amount of 6 months of your salary that was in effect when your NCR employment ended. You acknowledge that this sum represents a reasonable estimate of damages that NCR will suffer, and that, where local law allows, NCR may seek additional compensatory damages.
(l)     [FOR U.S. EMPLOYEES ONLY:] Pursuant to the Defend Trade Secrets Act of 2016, you understand that:  an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.
11.     [FOR U.S. EMPLOYEES ONLY:] Arbitration, and Class, Collective, and Representative Action Waiver. You and NCR (collectively, “The Parties”) agree that any controversy or claim arising out of or related to this Agreement and/or with respect to your employment with NCR shall be resolved by binding arbitration; the obligation to arbitrate shall also extend to and encompass any claims that you may have or assert against any NCR employees, officers, directors or agents. Notwithstanding the foregoing, the following disputes and claims are not covered by this Arbitration provision and shall therefore be resolved in any appropriate forum as required by the laws then in effect: claims for workers’ compensation benefits, unemployment insurance, or state or federal disability insurance; claims for temporary or preliminary injunctive relief (including a temporary restraining order) in aid of arbitration or to maintain the status quo pending arbitration; and any other dispute or claim that has been expressly excluded from arbitration by statute. The Parties further agree that in the event of a breach of this Agreement, NCR or you may, in addition to any other available remedies, bring an action in a Court of competent jurisdiction for equitable relief pending appointment of an arbitrator and completion of an arbitration; and, in such instance, shall not be required to post a bond. If any portion of this Arbitration provision is held unenforceable, it shall be severed and shall not affect the duty to arbitrate nor any other part of this Section. In addition:
(a)    The Parties agree that any demand for arbitration shall be filed within the statute of limitations applicable to the claim or claims upon which arbitration is sought or required, or the claim shall be barred. Arbitration shall be conducted in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (available at www.ADR.org) to the extent not inconsistent with the terms of this Agreement. The arbitrator shall allow discovery in the form of: (1) the mutual exchange of documents (as defined under the Federal Rules of Civil Procedure) pertaining to the claim being arbitrated and for which there is a direct and demonstrable need; and (2) up to three depositions by each party. Upon good cause shown, in a personal or telephonic hearing, the arbitrator may allow additional, non-burdensome discovery. The arbitrator shall balance the likely importance of the requested materials with the cost and burden of the discovery sought, and when disproportionate, the arbitrator may deny the request(s) or require that the requesting party advance the reasonable cost of production to the other side. Issues of arbitrability shall be determined in accordance with the U.S. federal substantive and procedural laws relating to arbitration; in all other respects, this Agreement shall be governed by the laws of the State of Georgia in the United States, without regard to its conflict-of-laws principles, and the arbitration shall be held in the metropolitan Atlanta, Georgia area, with the exception of employees who primarily reside and work in California, for whom arbitration shall be held in California, and with respect to controversies arising in California, to which California law shall apply. The arbitration shall be held before a single arbitrator who is an attorney having at least five years of experience in employment law. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction. The Parties agree that nothing in this Agreement relieves them from any obligation they may have to exhaust certain administrative remedies before arbitrating any claims or disputes under this Agreement. Each party shall bear its own attorney fees associated with the arbitration; other costs, and the expenses of the arbitration, shall be borne as provided by the rules of the American Arbitration Association.
(b)    Class, Collective and/or Representative Action Waiver. To the maximum extent permitted by law: (1) all covered claims under this Agreement must be brought in the party’s individual capacity, and not as a plaintiff or class member in any purported class, collective or representative proceeding; (2) no claims may be brought or maintained on a class, collective or representative basis either in Court or in arbitration, notwithstanding the rules of the arbitral body; (3) such claims will be decided on an individual basis in arbitration pursuant to this Agreement; and (4) the Parties expressly waive any right with respect to any covered claims to submit, initiate, or participate as a plaintiff, claimant or member in a class action or collective action, regardless of whether the action is filed in arbitration or in court. Claims may not be joined or consolidated in arbitration with disputes brought by or against other individual(s), unless agreed to in writing by the Parties (you, NCR, and the other individual(s)). Any issue concerning the validity of this class, collective or representative action waiver, and whether an action may proceed as a class, collective or representative action, must be decided by a Court, and an arbitrator shall not have authority to consider the issue of the validity of this waiver or whether the action may proceed as a class, collective or representative action. If, for any reason, this class, collective and/or representative action waiver is determined to be unenforceable, then the class, collective or representative claim may proceed only in a Court of competent jurisdiction and may not be arbitrated. No arbitration award or decision will have any preclusive or estoppel effect as to issues or claims in any future dispute.

12.    Withholding. (a) Prior to any relevant tax or tax withholding event (as applicable) and as a condition of your receiving the shares of Common Stock in respect of the Stock Units, you agree to make arrangements satisfactory to NCR and/or the Employer to satisfy all income tax, social insurance tax, payroll tax, fringe benefits tax or other Federal, state or local tax payment or withholding requirements or other tax related items (collectively, “Tax-Related Items”) applicable to you as a result of or related to your participation in the Plan. In this regard, you agree to pay to NCR, including, at NCR’s sole discretion, through payroll withholding or other method prescribed by the Chief Human Resources Officer, an amount equal to the amount of such Tax-Related Items required to be paid or withheld with respect to the Stock Units as determined in the sole discretion of NCR; provided that you will be required to pay any such amount prior to the tax or tax withholding event (as applicable) and as a condition of your receiving the shares of Common Stock to be issued in respect of the Stock Units. Such payment of Tax-Related Items shall be made by NCR withholding shares of Common Stock that are issuable upon the settlement of the Stock Units equal to the amount required to be withheld or paid as determined by NCR, except to the extent that: (i) the Chief Human Resources Officer permits payment for such Tax-Related Items in cash by an employee other than an executive officer of NCR (“Executive Officer”) subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Act”), or (ii) you are an Executive Officer and you elect to make payment for such Tax-Related Items in cash or by instructing NCR and any brokerage firm determined acceptable to NCR for such purpose to sell on your behalf the whole number of shares of Common Stock underlying the Stock Units that NCR determines to be appropriate to generate the cash proceeds sufficient to satisfy such Tax-Related Items. Any withholding of shares or sale or cash payment pursuant to this Section shall occur on the date that the requirement to withhold or pay taxes arises, or as soon as practicable thereafter if permitted by NCR. To the extent that you are an Executive Officer who instructs a brokerage firm sale permitted by this Section, you will be responsible for, and will indemnify and hold NCR and the Employer harmless with respect to, any and all losses, costs, damages or other expenses (including brokerage fees and other similar costs related directly to any such sale of Common Stock) arising in connection with, or related to, any such sale. You acknowledge that if, at the time any shares of Common Stock are sold to satisfy requirements relating to Tax-Related Items pursuant to this Section, you are an Executive Officer as defined above, any such sale of Common Stock must be made pursuant to an exemption from the requirements under Section 16(b) of the Act.
(b)    You acknowledge that, regardless of any action taken by NCR or the Employer, the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by NCR or the Employer. Depending on the withholding method, NCR may withhold or account for Tax-Related Items by considering such statutory withholding rates as may be determined applicable in the discretion of the Chief Human Resources Officer that will not result in an adverse accounting consequence or cost.
13.    Compensation Recovery Policy. By accepting the Stock Units, you acknowledge and agree that to the extent the Stock Units constitute “Covered Incentive Compensation” subject to the terms of NCR’s Compensation Recovery Policy, as the same may be in effect from time to time (the “Compensation Recovery Policy”), then, notwithstanding any other provision of this Agreement to the contrary, you may be required to forfeit or repay any or all of the Stock Units pursuant to the terms of the Compensation Recovery Policy. Further, you acknowledge and agree that NCR may, to the extent permitted or required by law or regulation (including the Dodd-Frank Act), enforce any repayment obligation pursuant to the Compensation Recovery Policy by reducing any amounts that may be owing from time to time by NCR to you, whether as wages, severance, vacation pay or in the form of any other benefit or for any other reason, or enforce any other recoupment as prescribed by applicable law or regulation.
14.     Beneficiaries. Subject to the terms of this Agreement, you may, to the extent permitted by the Chief Human Resources Officer (or delegate) and such procedures of the TPA as may be in effect from time to time, designate one or more beneficiaries to receive all or part of any shares of NCR Common Stock underlying the Stock Units to be distributed in case of your death, and you may change or revoke such designation at any time in accordance with such procedures. In the event of your death, any such shares distributable hereunder that are subject to such a designation that has not been superseded, modified or revoked in accordance with such procedures will be distributed to such beneficiary or beneficiaries in accordance with this Agreement. Any other shares of NCR Common Stock underlying the Stock Units not designated by you will be distributable to your estate. If there is any question as to the legal right of any beneficiary to receive a distribution hereunder, the shares of NCR Common Stock underlying the Stock Units in question may be transferred to your estate, in which event NCR will have no further liability to anyone with respect to such shares. For information about TPA beneficiary designation procedures, or to revoke or change a beneficiary designation, please call Fidelity at 1-800-544-9354 (U.S. grantees) or 1-800-544-0275 (non-U.S. grantees), or at such other number as provided by NCR or Fidelity. If you are a non-U.S. grantee, please visit the following link for access to the toll-free number: https://www.fidelity.com/customer-service/phone-numbers/overview.
15.    Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Award materials (“Data”) by and among, as applicable the Employer, NCR, its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in NCR, details of all Stock Units or other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan.
You understand that Data will be transferred to the TPA or such other stock plan service provider as may be selected by NCR in the future, which is assisting NCR with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (for example, the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize NCR, the TPA and any other possible recipients which may assist NCR (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that NCR would not be able to grant you Stock Units or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
16.    Non-Disclosure of Confidential Information, Including Trade Secrets. You acknowledge and agree that your employment with NCR created a relationship of confidence and trust between you and NCR with respect to the Company’s confidential information; you further acknowledge and agree that your particular position and its job duties exposed you to a broad variety of sensitive, confidential and non-public information of competitive value. You warrant and agree that (a) you will keep in confidence and trust all NCR confidential information known to you; (b) you have not transferred, used or disclosed any NCR confidential information (or assisted others in transferring, using or disclosing NCR confidential information) other than as necessary in the ordinary course of performing your duties as an NCR employee, and (c) you will not transfer, use or disclose NCR confidential information (or assist others with the transfer, use or disclosure of NCR confidential information) without the prior written consent of NCR, which may be granted or withheld in NCR’s sole discretion, for any reason or no reason. [US EMPLOYEES ONLY:] Notwithstanding the foregoing, this Agreement does not prohibit you from reporting possible violations of the law to government agencies including, without limitation, the DOJ, SEC, Equal Employment Opportunity Commission, or any agency Inspector General, but you agree and understand that you are waiving, and hereby do waive, your right to monetary compensation and any other relief if any such agency elects to pursue any such claim, whether on your behalf or otherwise, to the fullest extent permitted by law. Nothing in this Agreement is intended to, or shall prevent, impede, or interfere with your providing truthful testimony and truthful information in the course of an investigation or proceeding authorized or required by law and/or conducted by an Agency of the United States. Should you receive a disclosure demand from any government agency, you may reach out to NCR’s General Counsel or its law department for assistance, but you are not required to do so. Further, nothing in this Agreement is intended to or shall preclude you from providing truthful testimony or providing truthful information in response to a valid subpoena, court order or discovery request in any public proceeding, provided, to the extent permitted by law, you have provided to NCR as much advance notice as practicable of any such compelled disclosure, so as to enable NCR to seek to limit, condition or quash such disclosure.
17.    Compensation. Your participation in the Plan is voluntary.  The value of this Award is an extraordinary item of income, is not part of your normal or expected compensation for purposes of calculating any severance, redundancy, end of service payments, bonus, long-service awards, pension, retirement or other benefits or similar payments.  The Plan is discretionary in nature.  This Award is a one-time benefit that does not create any contractual or other right to receive additional awards or other benefits in the future.  Future grants, if any, are at the sole grace and discretion of NCR, including but not limited to, the timing of the grant, amount and vesting provisions.
18.    No Advice Regarding Grant. NCR is not providing any tax, legal or financial advice, nor is NCR making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
19.    Electronic Agreement; Governing Documents. This Agreement, including without limitation Section 10, is executed electronically, and it is immediately binding upon your electronic acceptance. If you reside in a country that requires original ink signatures on paper, you hereby waive any such requirement to the extent permitted by law. NCR may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by NCR or the TPA. Information summarized or otherwise shown on the website of the TPA for NCR, which may be updated from time to time, shall be subject to the determinations of the Committee, the Plan and this Agreement.
20.    Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held to be unenforceable or invalid by a court or other tribunal of competent jurisdiction, it shall be severed and shall not affect any other part of this Agreement, which will be enforced as permitted by law. Provided, however, that to the extent such invalid provision can be rendered valid by modification, you agree that the court or tribunal shall so modify such provision so as to render it valid and enforceable to the fullest extent permitted by law.
21.    Amendment. The terms of this Award of Stock Units as evidenced by this Agreement may be amended by the NCR Board of Directors or the Committee or any delegate thereof, but no such amendment shall be made which would materially impair your rights hereunder without your consent, except such an amendment made to comply with applicable law, including Section 409A of the Code, stock exchange rules or accounting rules.
22.    Waiver. You acknowledge that a waiver by NCR of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.
23.    Provisions Applicable to Participants in Jurisdictions outside the United States. Notwithstanding any provision of this Agreement or the Plan to the contrary, if you are or become subject to the laws of a jurisdiction outside the United States, your Award shall be subject to any special terms and conditions set forth in any appendix to this Agreement for your country (the “Appendix”). In addition, your Award shall be subject to the laws and requirements of such jurisdiction outside the United States and the terms and conditions of this Agreement are deemed modified to the extent NCR determines necessary or advisable for legal or administrative reasons. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent NCR determines that the application of such terms is necessary or advisable for legal or administrative reasons. Finally, the Committee may take any other action, including amending this Agreement, before or after an Award is made, that it deems necessary or advisable to obtain approval or comply with any necessary local governmental regulatory requirements or exemptions to the extent such amendment is permissible under the Plan with or without your prior written consent.
24.    Conflicting Terms. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall prevail, except that with respect to the law governing this Agreement and any claims arising under or relating to it, Section 11 of this Agreement shall prevail.
25.    Code of Conduct Certification. Notwithstanding any other provision of this Agreement, this Award of Stock Units and your right to receive payment of any Stock Units that become Vested hereunder are subject to and expressly conditioned upon your timely annual certification to NCR’s Code of Conduct, and in the event of your failure to timely provide any such certification as may be required prior to the date that Stock Units would otherwise be paid under this Agreement, those Stock Units shall be forfeited; provided that no such forfeiture shall occur unless you are provided written notice (which notice may be provided by email) of the impending forfeiture, and you do not provide your certification to NCR’s Code of Conduct within thirty days following such notice.
26.    No Employment Modification. The Plan and this Agreement do not constitute a contract of employment or impose on you, the Company or your Employer any obligation to retain you as an employee, to change the status of your employment, or to change the Company’s policies or those of its Subsidiaries regarding termination of employment. For U.S. employees, employment with the Company and the Employer is at will, which means that you or the Company or your Employer may terminate the employment relationship at any time, with or without cause.
27.    Execution and Validity of Agreement. This Agreement shall be valid, binding and effective upon the Company on the Grant Date. However, the grant contained in this Agreement shall be forfeited by you and this Agreement shall have no force and effect if it is not duly executed by electronic acceptance on the website of the TPA at www.netbenefits.fidelity.com (on which this Agreement is posted) in the form prescribed by the Company within ninety (90) days following the Grant Date (or by such other date as may be required by the Chief Human Resources Officer).

SCHEDULE A

NCR 2017 COMPETING ORGANIZATION LIST

For purposes of non-competition provisions in NCR plans or agreements that refer to “Competing Organizations,” the companies identified in the list below, including the subsidiaries and affiliates of each, constitute the current list of “Competing Organizations”. Please note that non-competition provisions in NCR plans or agreements are not limited to the identified Competing Organizations, that other companies may qualify as competitors under such provisions, and that NCR employees may be restricted from accepting employment or other work from such other companies, subject to the terms of the relevant NCR plan or agreement. This list shall remain in effect until an updated list is published.

ACI Worldwide	Glory	PCMS
Acuative	GRG Banking Equipment	Pendum - See Burroughs
Agilysys	GRG International	Pinnacle Corp
Alkami	Hisense Intelligent Commercial System	Presidio
Allure Global Solutions	Hitachi	Q2
Altametrics	Hitachi-Omron Terminal Solutions	QSR Automations
Appetize	HotSchedules Inc	Red Prairie Holding (JDA and Escalate)
APTOS	HP Inc.	Retail Pro International
Arinc.	IBM Corp	Revel Systems
Bematech - See TOTVS SA	IER	RTC Quaterion Group
Black Box	Infor	ShopKeep
Burroughs (Pendum)	Ipsoft	SICOM
Bypass Mobile LLC	ITAB Group	SITA
CompuCom	Itasca Retail Information Systems	Sonda
Crunchtime	Jack Henry & Assoc.	Spartan Computer Services
Cuscapi	Kiosk Info Sys (KIS)	SPSS
Datalogic SpA	Kony Retail Banking	Symphony EYC
Dell, Inc.	Korala Associates Ltd (KAL)	Task Retail Technology
Diebold Nixdorf	Lavu Inc.	TIBCO Loyalty Lab
Diebold UK	LOC Software	Tillster
Dimension Data	Logicalis	Toast, Inc.
ECR Software Corp	Magstar	Toshiba TEC
Elo	Malauzai Software Inc	TOTVS SA
Epicor	Manhattan Associates	Unisys
eRestaurant Systems	Mi9 Retail	Upserve (Breadcrumb)
FIS	Micros – See Oracle	Vista Retail Support
Fiserv	Mobile Travel Technologies	Vsoft Corp
Fourth Ltd	Nautilus Hyosung	Wand
Fujitsu	NSC Group	Wayne Fueling Systems
FuturePOS	OKI (Itautec)	Wescom Resources Group
Getronics	Onepath	Wincor Nixdorf UK
Gilbarco Veeder-Root	Open Table	Xpient
GK Software	Oracle	Zebra Technologies Corp
Global Payments	PAR Technology	Zonal Retail Data

APPENDIX A
PROVISIONS FOR NON-U.S. PARTICIPANTS

2017 Performance-Based Restricted Stock Unit Award Agreement
NCR Corporation 2013 Stock Incentive Plan

The following terms and conditions apply to Participants who reside outside the United States or who are otherwise subject to the laws of a country other than the United States. In general, the terms and conditions in this Appendix A supplement the provisions of the Agreement, unless otherwise indicated herein.
1.    Nature of Grant. In accepting the grant, you acknowledge, understand and agree that:
(a)    the Stock Units and the shares of Common Stock subject to the Stock Units are not intended to replace any pension rights or compensation;
(b)    the Stock Units and the shares of Common Stock subject to the Stock Units and the income and value of same, are not part of normal or expected compensation for any purpose;
(c)    the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;
(d)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Stock Units resulting from your Termination of Employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and in consideration of the grant of Stock Units to which you are otherwise not entitled, you irrevocably agree never to institute any claim against NCR, any of its Subsidiaries or Affiliates or the Employer, waive your ability, if any, to bring any such claim, and release NCR, its Subsidiaries and Affiliates, and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(e)    for purposes of the Stock Units, your employment or service relationship will be considered terminated as of the date you are no longer actively providing services to NCR or the Employer (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) and unless otherwise expressly provided in this Agreement or determined by NCR, your right to vest in the Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (for example, your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your Award (including whether you may still be considered to be providing services while on a leave of absence);
(f)    unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and
(g)    neither NCR, the Employer nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Stock Units or of any amounts due to you pursuant to the settlement of the Stock Units or the subsequent sale of any shares of Common Stock acquired upon settlement.
2.    Language. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control. You acknowledge that it is your express wish that this Agreement, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.  By accepting the Stock Units, you confirm having read and understood the Plan and this Agreement, including all terms and conditions included therein, which were provided in the English language.  You accept the terms of those documents accordingly.
3.    Conditions for Issuance. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Common Stock, the Company shall not be required to deliver any shares issuable upon settlement of the Stock Units prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. The grant of Stock Units is not intended to be a public offering of securities in your country, and the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities in connection with this grant, and the grant of the Stock Units is not subject to the supervision of the local securities authorities.
4.    Repatriation and Other Non-U.S. Compliance Requirements. As a condition of the grant of your Stock Units, you agree to repatriate all payments attributable to the shares of NCR Common Stock and/or cash acquired under the Plan (including, but not limited to, dividends and dividend equivalents) in accordance with local foreign exchange rules and regulations in your country of residence (and your country of employment, if different). In addition, you also agree to take any and all actions, and consent to any and all actions taken by the Company, its Subsidiaries and Affiliates, as may be required to allow the Company, its Subsidiaries and Affiliates to comply with local laws, rules and regulations in your country of residence (and your country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local tax, exchange control, insider trading and other laws, rules and regulations in your country of residence (and your country of employment, if different) with respect to the Stock Units and the NCR Common Stock issued with respect thereto.
5.    Insider Trading Restrictions/Market Abuse Laws. You acknowledge that, depending on your country of residence, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell shares of Common Stock or rights to such shares (e.g., Stock Units) under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.

APPENDIX B
COUNTRY-SPECIFIC PROVISIONS FOR NON-U.S. PARTICIPANTS
2017 Performance-Based Restricted Stock Unit Award Agreement
NCR Corporation 2013 Stock Incentive Plan
This Appendix B includes special terms and conditions applicable to you if you reside in the countries below. These terms and conditions are in addition to or, if so indicated, in place of, those set forth in the Agreement. Capitalized terms used but not defined in this Appendix have the meanings assigned to them in the Plan, or the Agreement, as applicable.
This Appendix B also includes information relating to exchange control and other issues of which you should be aware with respect to your participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of the Grant Date. Such laws are often complex and change frequently. As a result, NCR strongly recommends that you do not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Stock Units are Vested or shares of Common Stock acquired under the Plan are sold.
In addition, the information is general in nature and may not apply to your particular situation and NCR is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation. Finally, if you are a citizen or resident of a country other than the one in which you are currently working, are considered a citizen or resident of another country for local law purposes, or transfer employment or residency to another country after the Grant Date, the notifications contained herein may not be applicable to you. In addition, NCR shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to you.
CHINA
Settlement of Stock Units. This provision supplements Section 3 of the Agreement:
To facilitate compliance with exchange control laws and regulations in the People’s Republic of China (“China”), you agree to the sale of any shares of Common Stock to be issued upon vesting and settlement of the Stock Units. The sale will occur (i) immediately upon vesting and settlement of the Stock Units, (ii) following your Termination of Employment, or (iii) within any other time frame as the Company determines to be necessary to facilitate compliance with local regulatory requirements. You further agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such shares (on your behalf pursuant to this authorization) and you expressly authorize the Company’s designated broker to complete the sale of such shares. You agree to sign any agreements, forms and/or consents that may be reasonably requested by NCR (or the broker) to effectuate the sale of the shares of Common Stock and shall otherwise cooperate with NCR with respect to such matters. You acknowledge that neither NCR nor the broker is under any obligation to arrange for the sale of the shares of Common Stock at any particular price and that broker’s fees and similar expenses may be incurred in any such sale. In any event, when the shares of Common Stock are sold, the proceeds of the sale of such shares, less any Tax-Related Items and the broker’s fees, commissions or similar expenses, will be remitted to you in accordance with applicable exchange control laws and regulations.
Exchange Control Restrictions. You understand and agree that, if you are subject to exchange control laws in China, you will be required to immediately repatriate to China the proceeds from the sale of any shares of Common Stock acquired under the Plan. You further understand that such repatriation of the proceeds may need to be effected through a special exchange control account established by NCR or a Subsidiary or Affiliate, and you hereby consent and agree that the proceeds from the sale of shares of Common Stock acquired under the Plan may be transferred to such account by NCR (or the broker) on your behalf prior to being delivered to you. You also agree to sign any agreements, forms and/or consents that may be reasonably requested by NCR (or the broker) to effectuate such transfers.
The proceeds may be paid to you in U.S. dollars or local currency at NCR’s discretion. If the proceeds are paid to you in U.S. dollars, you understand that you will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid to you in local currency, (i) you acknowledge that NCR is under no obligation to secure any particular exchange conversion rate and that NCR may face delays in converting the proceeds to local currency due to exchange control restrictions, and (ii) you agree to bear any currency fluctuation risk between the time the shares of Common Stock are sold and the time the proceeds are converted to local currency and distributed to you.
Finally, you agree to comply with any other requirements that may be imposed by NCR in the future in order to facilitate compliance with exchange control requirements in China.
ISRAEL
Trust Arrangement. You understand and agree that this Award is offered subject to and in accordance with the terms of the Plan and its Israeli Appendix. Upon vesting, the shares of Common Stock shall be controlled by the Company’s trustee appointed by the Company or its Subsidiary or Affiliate in Israel (the “Trustee”) for your benefit for at least such period of time as required by Section 102 or any shorter period determined under the Israeli Income Tax Ordinance (New Version), 5721-1961 as now in effect or as hereafter amended (the “Ordinance”) (with respect to the “capital gain route”) or by the Israeli Tax Authority (the “Lock‑Up Period”). You shall be able to request the sale of the shares or the release of the shares from the Trustee, subject to the terms of the Plan, this Agreement and any applicable Israeli tax law. Without derogating from the aforementioned, if the shares are released by the Trustee during the Lock‑Up Period, the sanctions under Section 102 of the Ordinance shall apply to and be borne by you. The shares shall not be sold or released from the control of the Trustee unless the Company, the Subsidiary or Affiliate and the Trustee are satisfied that the full amount of Tax-Related Items due have been paid or will be paid in relation thereto. Notwithstanding any provision of this Agreement or the Plan to the contrary except the provisions in Section 2 of this Agreement relating to a Good Reason Termination (as defined in Section 2) or your Retirement (in each case, to the extent specifically applicable to you), in the event of your resignation from service with NCR or the Employer due to any reason, including worsening of employment conditions, or any other reason relating to conditions of employment, all unvested Stock Units will automatically terminate and be forfeited and no shares or cash will be issued or paid to you (as the case may be).